Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-8 No. 333-182762 pertaining to the 2005 Equity Incentive Plan, 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan of Palo Alto Networks, Inc. and

(2)
Registration Statements on Form S-8 No. 333-191340, 333-198859, 333-207003, and 333-213547 pertaining to the 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan of Palo Alto Networks, Inc.;

of our reports dated September 7, 2017, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in this Annual Report (Form 10-K) of Palo Alto Networks, Inc. for the year ended July 31, 2017.

/s/ Ernst & Young LLP
San Jose, California
September 7, 2017